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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Ross Stores, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 25, 2002

Dear Stockholder:

You are cordially invited to attend the 2002 Ross Stores, Inc. Annual Meeting of Stockholders, which will be held at 11:00 a.m. on Thursday, May 23, 2002 at the Stanford Park Hotel located at 100 El Camino Real in Menlo Park, California. If you will need special assistance at the meeting, please contact Ms. Judy Wirzberger, Finance Department, Ross Stores, Inc., 8333 Central Avenue, Newark, CA 94560-3433 at least 10 days before the meeting.

Please complete the enclosed proxy card and return it in the envelope provided for that purpose as soon as possible so that your shares will be represented and voted at the meeting.

Thank you for your commitment to Ross Stores and for your cooperation in returning your proxy without delay.

Sincerely,

ROSS STORES, INC.

Michael Balmuth
Vice-Chairman and
Chief Executive Officer

ROSS STORES, INC.

Notice of Annual Meeting of Stockholders
To Be Held May 23, 2002

To the Stockholders:

Please take notice that the Annual Meeting of the Stockholders of Ross Stores, Inc., a Delaware corporation (the "company"), will be held on Thursday, May 23, 2002 at 11:00 a.m. PDT, at the Stanford Park Hotel, 100 El Camino Real, Menlo Park, California for the following purposes:

  1.
  To elect three Class I directors for a three-year term.

  2.
  To approve an amendment to the Certificate of Incorporation to increase the number of authorized shares of common stock.

  3.
  To ratify the appointment of Deloitte & Touche LLP as the company's independent certified public accountants for the fiscal year ending February 1, 2003.

  4.
  To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Stockholders of record at the close of business on March 29, 2002 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. For ten days prior to the Annual Meeting, a complete list of stockholders of record entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose related to the Annual Meeting during ordinary business hours at the Stanford Park Hotel, 100 El Camino Real, Menlo Park, California.

By order of the Board of Directors,

John G. Call
Corporate Secretary

April 25, 2002

IMPORTANT: Please fill in, date, sign and mail promptly the enclosed Proxy in the post-paid envelope provided to assure that your shares are represented at the meeting. If you attend the meeting, you may vote in person if you wish to do so, even though you have sent in your Proxy.

PRINTED ON RECYCLED PAPER

PROXY STATEMENT

2002 ANNUAL STOCKHOLDERS MEETING

ROSS STORES, INC.
8333 Central Avenue
Newark, California 94560
(510) 505-4400

PROXY SOLICITATION

        The accompanying Proxy is solicited by the management of Ross Stores, Inc., a Delaware corporation (the "company"), for use at the Annual Meeting of Stockholders to be held on Thursday, May 23, 2002, at 11:00 a.m. PDT, or any adjournment thereof (the "Annual Meeting"), at which stockholders of record at the close of business on March 29, 2002, shall be entitled to vote. The Annual Meeting will be held at the Stanford Park Hotel, 100 El Camino Real, Menlo Park, California.

        The date of this Proxy Statement is April 25, 2002, the date on which this Proxy Statement and the accompanying Proxy was first sent or given to stockholders. The Annual Report to Stockholders for the fiscal year ended February 2, 2002, including financial statements, is enclosed with this Proxy Statement.

        The purpose of this Proxy Statement is to provide the company's stockholders with certain information regarding the company and its management and to provide summaries of the matters to be voted upon at the Annual Meeting. The stockholders will be asked to (i) elect three Class I directors to serve a three-year term; (ii) approve an amendment to the company's Certificate of Incorporation to increase the number of authorized shares of Common Stock, and (iii) ratify the appointment of Deloitte & Touche LLP as the company's independent certified public accountants for the fiscal year ending February 1, 2003.

        The company had outstanding, on March 29, 2002, 79,100,570 shares of common stock, par value $0.01, all of which are entitled to vote with respect to all matters to be acted upon at the meeting. Each stockholder is entitled to one vote for each share of stock held. The company's Bylaws provide that a majority of all shares entitled to vote, whether present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. For ten days prior to the Annual Meeting, the company's stockholder list will be available for viewing by the stockholders for any purpose related to the Annual Meeting during ordinary business hours at the Stanford Park Hotel, 100 El Camino Real, Menlo Park, California.

        Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by filing with the Secretary of the company an instrument revoking it, by presenting at the meeting a duly executed Proxy bearing a later date or by attending the Annual Meeting and voting in person.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table contains information as of March 29, 2002 (except for the institutional investors as noted in footnote (2)) regarding the ownership of the common stock of the company by (i) all persons who, to the knowledge of the company, were the beneficial owners of more than 5% of the outstanding shares of common stock of the company, (ii) each director and each of the executive officers named in the Summary Compensation Table, and (iii) all executive officers and directors of the company as a group. Common stock is the only issued and outstanding equity security of the company.

Name of Beneficial Owner and the Directors and Executive Officers	Amount and Nature of Beneficial Ownership(1)		Percent of Common Stock Outstanding
Wellington Management Company LLP 75 State Street Boston, MA 02109	9,550,670	(2)	12.1%
Vanguard/Windsor Funds, Inc. P. O. Box 2600, V37 Valley Forge, PA 19482	7,495,000	(2)	9.5%
FMR Corp. 82 Devonshire Street Boston, MA 02109	4,064,655	(2)	5.1%
Michael Balmuth	628,780	(3)	*
Michael J. Bush	8,174	(4)	*
Norman A. Ferber	13,777	(5)	*
Sharon D. Garrett	9,445	(6)	*
Lawrence M. Higby	3,777	(7)	*
Stuart G. Moldaw	11,267	(8)	*
George P. Orban	682,385	(9)	*
James C. Peters	500,000	(10)	*
Donald H. Seiler	290,117	(11)	*
Barry S. Gluck	212,045	(12)	*
Irene A. Jamieson	169,255	(13)	*
Barbara Levy	191,891	(14)	*
All executive officers and directors as a group (20 persons, including the executive officers and directors named above)	3,289,018	(15)	4.1%

*
Less than 1%

(1)
To the knowledge of the company, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table. A portion of the immediately exercisable options described in the footnotes to this table are subject to certain vesting restrictions whereby the company has the right to repurchase all unvested shares at the optionee's exercise price if the options are exercised before fully vested and the optionee's employment with the company terminates.

(2)
Information is as of December 31, 2001 and is based upon Schedule 13G filings made with the Securities and Exchange Commission. Wellington Management Company LLP and Vanguard/Windsor Funds, Inc. share beneficial ownership interest in some or all of the listed shares.

(3)
Mr. Balmuth. Includes options to purchase 176,667 shares of the company's common stock exercisable within 60 days of March 29, 2002. Also includes 450,000 shares of the company's common stock that were granted under the company's 1988 Restricted Stock Plan and remain subject to vesting.

(4)
Mr. Bush. Represents options to purchase 3,890 shares of the company's common stock exercisable within 60 days of March 29, 2002.

(5)
Mr. Ferber. Represents options to purchase 13,777 shares of the company's common stock exercisable within 60 days of March 29, 2002.

(6)
Ms. Garrett. Includes options to purchase 9,445 shares of the company's common stock exercisable within 60 days of March 29, 2002.

(7)
Mr. Higby. Includes options to purchase 3,777 shares of the company's common stock exercisable within 60 days of March 29, 2002.

(8)
Mr. Moldaw. Represents options to purchase 11,267 shares of the company's common stock exercisable within 60 days of March 29, 2002.

(9)
Mr. Orban. Includes 607,408 shares held in the name of Orban Partners and 29,200 shares held indirectly by Mr. Orban for his minor children. Mr. Orban, a director of the company, is a general partner and managing partner of Orban Partners. Also includes options to purchase 29,777 shares of the company's common stock exercisable within 60 days of March 29, 2002.

(10)
Mr. Peters. Includes options to purchase 100,000 shares of the company's common stock exercisable within 60 days of March 29, 2002. Also includes 400,000 shares of the company's common stock that were granted under the company's 1988 Restricted Stock Plan and remain subject to vesting.

(11)
Mr. Seiler. Includes options to purchase 13,777 shares of the company's common stock exercisable within 60 days of March 29, 2002.

(12)
Mr. Gluck. Includes options to purchase 99,805 shares of the company's common stock exercisable within 60 days of March 29, 2002 and 94,516 shares of the company's common stock that were granted under the company's 1988 Restricted Stock Plan and remain subject to vesting. Also includes 825 shares held indirectly by Mr. Gluck for his minor children.

(13)
Ms. Jamieson. Includes options to purchase 73,805 shares of the company's common stock exercisable within 60 days of March 29, 2002. Also includes 92,527 shares of the company's common stock that were granted under the company's 1988 Restricted Stock Plan and remain subject to vesting.

(14)
Ms. Levy. Includes options to purchase 73,805 shares of the company's common stock exercisable within 60 days of March 29, 2002. Also includes 91,219 shares of the company's common stock that were granted under the company's 1988 Restricted Stock Plan and remain subject to vesting.

(15)
Includes 839,069 shares subject to outstanding options held by directors and executive officers, which were exercisable on March 29, 2002 or within 60 days thereof. Also includes 1,409,580 shares of the company's common stock granted to executive officers under the company's 1988 Restricted Stock Plan, all of which remain subject to vesting.

INFORMATION REGARDING NOMINEES AND INCUMBENT DIRECTORS

        The Certificate of Incorporation and the Bylaws of the company provide that the number of members of the Board of Directors of the company (the "Board") may be fixed from time to time exclusively by the Board and that the directors shall be divided into three classes as nearly equal in number as possible. The term of office of each class of directors is three years and the terms of office of the three classes overlap. The Board currently consists of nine members. The three Class I directors to be elected at the Annual Meeting are being elected to hold office until the 2005 Annual Meeting and until their successors shall have been elected and qualified. Management's nominees for election by the stockholders to Class I of the Board are the incumbent Class I directors. Proxies cannot be voted for more than three nominees.

        The following table indicates the name, age, business experience, principal occupation and term of office of each nominee and of each director of the company whose term of office as a director will continue after the Annual Meeting.

	Principal Position During Last Five Years	Age	Director Since
Nominees for Election as Class I Directors with Terms Expiring in 2005

Stuart G. Moldaw	Consultant to the company. Chairman Emeritus of the company since March 1993. From August 1982 until March 1993, Chairman of the Board and, from February 1987 until January 1988, Chief Executive Officer of the company. Until February 1990, general partner of U.S. Venture Partners. Chairman of the Board of Gymboree Corporation since January 1994 and Chief Executive Officer from February 2000 to February 2001. Director of iParty.com.	75	1982
George P. Orban	Managing partner of Orban Partners, a private investment company, since May 1984. Chairman of the Board of Egghead.com, Inc. from January 1997 to August 2001, and Chief Executive Officer from January 1997 to November 1999.	56	1982
Donald H. Seiler	Founding Partner of Seiler & Company. Mr. Seiler is a Certified Public Accountant. Director of Greater Bay Bancorp.	73	1982
Incumbent Class II Directors with Terms Expiring in 2003

Michael Balmuth	Vice Chairman of the Board and Chief Executive Officer of the company since September 1996; from July 1993 through August 1996, Executive Vice President, Merchandising; and from November 1989 through June 1993, Senior Vice President, Merchandising.	51	1996
Lawrence M. Higby	President, Chief Executive Officer and a member of the Board of Directors of Apria Healthcare Group since February 2002, and President and Chief Operating Officer from November 1997 to February 2002. From June 1994 to April 1997, President of 76 Products Company, Unocal Corporation. From January 1992 to May 1994, Executive Vice President Marketing, Times Mirror Co.	56	1998

Sharon D. Garrett	Chief Executive Officer of Zyan Communications from April 2000 to November 2000. Senior Vice President and Chief Information Officer of The Walt Disney Company from 1989 to 2000. From 1986 to 1989, Deputy Director of UCLA Medical Center. Chief Operating Officer—U.S. Operations for Porton International from 1984 to 1986.	53	2000
Incumbent Class III Directors with Terms Expiring in 2004

Michael J. Bush	President and Chief Executive Officer of Bally, North America Inc. and a member of the Board of Directors of Bally International AG from September 2000 to March 2002; Executive Vice President, Chief Operating Officer and Director of Movado, Inc. from 1995 to 2000; Senior Vice President of Strategic Planning and Marketing of the company from 1991 to 1995; Senior Consultant at Bain & Co. from 1985 to 1991.	41	2001
Norman A. Ferber	Consultant to the company since September 1996. Chairman of the Board since March 1993; Chief Executive Officer of the company from March 1993 through August 1996; President and Chief Executive Officer from January 1988 to March 1993; President and Chief Operating Officer from February 1987 to January 1988. Prior to February 1987, Mr. Ferber was Executive Vice President, Merchandising, Marketing, and Distribution of the company.	53	1987
James C. Peters	President and Chief Operating Officer of the company since August 2000. President, U.S. Stores for Staples, Inc. from March 1998 to July 2000. Executive Vice President, U.S. Stores for Staples, Inc. from September 1997 to February 1998. Vice President of Sales and Operations for the Western U.S. Division of Office Depot, Inc. from 1994 to August 1997.	40	2000

        During fiscal 2001, the Board held five regularly scheduled meetings. No member of the Board attended fewer than 75% of the total number of Board meetings and applicable Committee meetings held during the year. The company has standing audit, compensation and nominating committees.

        Audit Committee.    The Audit Committee consists of three independent outside directors—Messrs. Seiler and Higby and Ms. Garrett. The functions of the Audit Committee are described below under the heading Board of Directors Audit Committee Report.

        Compensation Committee.    The Compensation Committee consists of two independent outside directors—Messrs. Orban and Higby. The committee held one meeting during fiscal 2001. The Compensation Committee is responsible for establishing and administering the policies that govern the compensation of all executive officers of the company, including the Chief Executive Officer. The Compensation Committee evaluates the performance of the executive officers and makes recommendations concerning their cash and equity compensation levels. The Committee administers the company's (i) 1992 Stock Option Plan (ii) 2000 Equity Incentive Plan, (iii) Employee Stock Purchase Plan, (iv) 1988 Restricted Stock Plan and (v) Incentive Compensation Plan and determines the performance goals under that plan. Decisions by the Compensation Committee relating to the compensation of the company's executive officers are reviewed and ratified by the full Board.

        Nominating Committee.    The Nominating Committee consists of four independent outside directors—Ms. Garrett and Messrs. Higby, Orban, and Seiler. The committee held one meeting during fiscal 2001. The Nominating Committee is primarily responsible for evaluating the qualifications of and making recommendations concerning potential new director nominees to the company's Board. Stockholders who wish to submit names of prospective nominees for consideration by the Nominating Committee should do so in writing to the office of the Secretary of the company in accordance with the Bylaws of the company. The last day for submissions for next year's meeting will be December 26, 2002.

        Information concerning the executive officers of the company is set forth in the company's Annual Report on Form 10-K for the fiscal year ended February 2, 2002.

ROSS STORES, INC.
BOARD OF DIRECTORS AUDIT COMMITTEE REPORT

        The Audit Committee of the Board is responsible for monitoring the integrity of the company's consolidated financial statements, its system of internal controls and the independence and performance of its internal and independent auditors. The Audit Committee also recommends to the Board the selection of the company's independent auditors. The Audit Committee is composed of three non-employee directors and operates under a written charter adopted and approved by the Board. Each Committee member is independent, as defined by applicable NASDAQ marketplace rules.

        Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The company's independent auditors are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent auditors.

        In this context, we held five meetings during fiscal 2001. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management, the internal auditors and the company's independent auditors, Deloitte & Touche LLP ("Deloitte"). We discussed with the company's internal and independent auditors the overall scope and plans for their respective audits. We met with the internal and independent auditors, with and without management present, to discuss the results of their examinations and their evaluations of the company's internal controls.

        We have reviewed and discussed the audited consolidated financial statements for the fiscal year ended February 2, 2002 with management and Deloitte.

        We also discussed with the independent auditors matters required to be discussed with audit committees under auditing standards generally accepted in the United States of America, including, among other things, matters related to the conduct of the audit of the company's consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

        The company's independent auditors also provided to us the written disclosures and a letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we discussed with the independent auditors their independence from the company. When considering Deloitte's independence, we considered whether their provision of services to the company beyond those rendered in connection with their audit and review of the company's consolidated financial statements was compatible with maintaining their independence. We also reviewed, among other things, the fees paid to Deloitte for audit and non-audit services.

        Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to the Board of Directors that the company's audited consolidated financial statements for the fiscal year ended February 2, 2002 be included in the company's Annual Report on Form 10-K. We have also recommended the selection of the company's independent auditors, and, based on our recommendation, the Board has selected Deloitte as the company's independent auditors for the fiscal year ending February 1, 2003.

Audit Fees

        The aggregate fees billed by Deloitte & Touche LLP, the members of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte") for professional services rendered for the audit of the company's annual financial statements for the year ended February 2, 2002 and for the reviews of the financial statements included in the company's Quarterly Reports on Form 10-Q for that fiscal year were $341,000.

Audit-Related Fees

        The aggregate fees billed by Deloitte for other audit-related professional services rendered for the year ended February 2, 2002 were $370,000. Audit-related services include audits of employee benefit plans, information systems assurance and advisory services, including controls reviews, consultation on accounting standards or transactions and internal audit services.

Financial Information Systems Design and Implementation Fees

        There were no fees paid to Deloitte for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended February 2, 2002.

All Other Fees

        The aggregate fees billed by Deloitte for services rendered to the Company, other than services described above under "Audit Fees," "Audit-Related Fees" and "Financial Information Systems Design and Implementation Fees," for the fiscal year ended February 2, 2002 were $1,477,000. These fees were mainly for tax-related services.

SUBMITTED BY THE AUDIT COMMITTEE OF
THE COMPANY'S BOARD OF DIRECTORS

Donald H. Seiler, Chairman
Sharon Garrett
Lawrence M. Higby

COMPENSATION AND OTHER TRANSACTIONS
WITH OFFICERS AND DIRECTORS

ROSS STORES, INC.
BOARD OF DIRECTORS COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

        The Compensation Committee of the Board (the "Committee"), which consists of two independent outside directors, establishes and administers the policies that govern the compensation of all executive officers of the company. The Committee considers the performance of the executive officers and makes determinations concerning their compensation levels. All decisions by the Committee relating to the compensation of the company's executive officers are reviewed by the full Board of Directors. The Board did not suggest any modifications to the Committee's actions or recommendations concerning executive officer compensation during the last fiscal year.

Compensation Philosophy

        The company's compensation policies aim to align the financial interests of the company's management with those of its stockholders. The company's executive compensation philosophy seeks also to integrate executive pay with the long-term strategic objectives of the company, recognize individual initiative and achievements and assist the company in attracting, motivating and retaining a group of high-performing executives.

        Compensation for the company's executive officers, including the executive officers named in the Summary Compensation Table, consists of the following elements: base salary, annual incentive bonus, restricted stock granted under the 1988 Restricted Stock Plan ("Restricted Stock Plan"), stock options granted under the 1992 Stock Option Plan ("Option Plan") and other benefits typically offered to corporate executives. A majority of the total potential compensation for the company's executive officers is in the form of annual incentive bonuses and stock plan awards that may vary according to the company's achievement of its strategic objectives, in addition to motivational and retentive factors deemed necessary and appropriate by the Committee. The Committee believes that the components of the total compensation program for executives outlined in this report work together to enable the company to attract, motivate and retain the executive talent necessary to successfully execute the company's strategies over the long term in a challenging environment for apparel retailers.

Section 162(m) of the Internal Revenue Code of 1986

        It is the Committee's policy to seek to qualify executive compensation for deductibility under Section 162(m) of the Internal Revenue Code of 1986 to the extent consistent with the company's overall objectives in attracting, motivating and retaining its executives. The Committee has reviewed the company's executive compensation structure in light of the current tax law. The Committee believes that compensation resulting from grants made under the Option Plan will be fully deductible when an option is exercised. The Committee also believes that payments under the Incentive Compensation Plan will be fully deductible. Sign-on bonuses, guaranteed bonuses and certain other cash compensation costs related to the hiring of executive officers may not be fully deductible to the extent that, when added to other non-exempt compensation for a particular executive, it exceeds the $1 million limit in any tax year. Grants under the company's Restricted Stock Plan also do not qualify as performance-based compensation and, therefore, may not be fully deductible to the extent the vesting of restricted stock, when added to other non-exempt compensation for a particular executive, exceeds the $1 million limit in any tax year. The Committee has concluded that amending the Restricted Stock Plan to comply with the requirements for performance-based compensation under Section 162(m) would weaken the company's efforts to recruit and retain key executives over the long term.

Executive Officers' 2001 Compensation

        Salary.    Base salaries for executive officers are initially determined by competitive requirements to recruit the executive. Salaries are then reviewed annually with recommended adjustments made based upon the individual performance of each executive officer and his/her relative contribution in achieving the company's strategic goals. During 2001, the average merit increase in base salaries for all executive officers as a group was 3.7%.

        Annual Incentive Bonus.    The company's Incentive Compensation Plan was adopted by the Board of Directors effective May 1987, and was most recently approved by the company's stockholders in 2001. The Incentive Compensation Plan is designed to allow management to share in the company's success based on the company's attainment of varying levels of pre-tax earnings. At the commencement of each fiscal year, the Committee determines the incentive awards payable at varying levels of pre-tax earnings achieved by the company. Such awards are expressed as a percentage of year-end base salary and are payable in the form of cash bonuses after fiscal year-end pursuant to this formula, subject to an overriding limitation on the maximum dollar amount that may be paid to any participant. Potential awards now range from 0% to 120% of executive officers' base salaries, based on the actual level of pre-tax earnings achieved each year relative to the targeted goal, as well as the position of the executive officer.

        The Incentive Compensation Plan for Fiscal 2001 provided for awards to executive officers that, at the targeted pre-tax earnings goal, ranged from 50% to 65% of base salary. During fiscal 2001, the company's results performed above the minimum threshold but below the targeted pre-tax earnings goal. Total payments made under the Plan for fiscal 2001 to all executive officers as a group represented approximately 49% of their total salaries as a group. Actual awards over the last three fiscal years have ranged from 36% to 62% of executive officers' base salaries as a group.

        Stock Award Programs.    In fiscal year 2001, the company's executive officers were eligible for stock awards under the Restricted Stock Plan and the Option Plan. The Restricted Stock Plan and the Option Plan were established with two important objectives: (i) to align the financial interests of the company's stockholders and the executive officers by providing incentives that focus management's attention on the successful long-term strategic management of the business and appreciation in stockholder value; and (ii) to recruit, motivate and retain a high-performing group of senior and middle managers.

        The Committee determines the granting of awards to executive officers from both the Restricted Stock Plan and the Option Plan. The levels of stock awards granted to executive officers under the Option Plan are based on the following factors: the executive officer's position, past and expected future contributions to the achievement of the company's strategic objectives, existing stock ownership position and the level of previous stock awards. Each member of the Committee individually weighs the above factors and then the Committee reaches a consensus as to what the awards should be. The levels of stock awards granted to executive officers under the Restricted Stock Plan are determined primarily by the retentive value of the grant necessary to retain key executives over the long term and to protect the company against outside offers of employment to key individuals, as well as the factors listed for stock option awards. The officers must satisfy vesting requirements in order to retain their stock.

        All stock option awards are granted with an exercise price that is the fair market value of the company's common stock on the date of grant. These awards provide value to the executive officers only when and to the extent that the value of the company's common stock appreciates over the value on the date of grant. All awards made in fiscal 2001 to executive officers under the Option Plan have a term of ten years and vest monthly in progressively increasing annual increments over a three or four year period.

Chief Executive Officer's 2001 Compensation

        A majority of the total potential compensation for Michael Balmuth, the company's Chief Executive Officer, is in the form of an annual incentive bonus and stock plan awards that may vary in value according to the company's achievement of its strategic objectives, in addition to those motivational and retentive factors deemed necessary and appropriate by the Committee, which are discussed below. Mr. Balmuth's 2001 incentive bonus and stock award compensation are earned under the same plans made available to all executive officers, as discussed above.

        Salary.    Mr. Balmuth's base salary is established by the terms of his employment agreement entered into with the company effective May 31, 2001, which extends through January 29, 2005, unless earlier extended, renegotiated or terminated by the parties. As of May 31, 2001, the agreement provided for an annual base salary of not less than $848,000. Mr. Balmuth's 2001 annual base salary of $878,500 represented an increase of 3.6% over his 2000 base salary of $847,819. (See "Employment Contracts, Termination of Employment and Change In Control Arrangements" for further discussion of Mr. Balmuth's employment agreement.)

        Bonus.    The annual incentive bonus portion of Mr. Balmuth's compensation was based on the company's achievement of targeted pre-tax earnings, as established by the Committee. During fiscal 2001, the company's results performed above the minimum threshold but below the targeted pre-tax earnings goal. Mr. Balmuth received a bonus of $522,257 for 2001, which equaled about 59% of his pay at year-end.

        Stock Awards.    Mr. Balmuth received 250,000 shares of restricted stock in March 2001. The restricted stock will cliff vest as follows: 100,000 shares in March 2003 and 150,000 shares in March 2004. Mr. Balmuth also received an option to purchase 500,000 shares of common stock with an exercise price of $19.75, the closing price on the date of grant. The option to purchase 500,000 shares of common stock vests monthly in progressively increasing annual increments over a period of 4 years. The equity grants made to Mr. Balmuth were based primarily on the equity value deemed necessary in the Committee's judgment to ensure the retention of Mr. Balmuth over the vesting period of these shares. Other considerations of equal weight, were his past and expected future contributions to the achievement of the company's strategic objectives and his existing stock ownership position.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE
COMPANY'S BOARD OF DIRECTORS

George P. Orban, Chairman
Lawrence M. Higby

SUMMARY COMPENSATION TABLE

        The following table provides certain summary information concerning compensation paid or accrued by the company for the 2001, 2000 and 1999 fiscal years to or on behalf of the company's Chief Executive Officer and each of the four other most highly compensated executive officers of the company as of the end of the 2001 fiscal year (the "Named Executive Officers").

	Annual Compensation							Long-Term Compensation Awards
Name and Principal Position	Year	Salary(1) ($)		Bonus(2) ($)		Other Annual Compensation ($)		Restricted Stock Awards(3) ($)		Securities Underlying Options (#)	All Other Compensation(4) ($)
Michael Balmuth Vice Chairman & Chief Executive Officer	2001 2000 1999	$ $ $	878,500 847,819 815,736	$ $ $	522,257 298,701 721,111	$ $ $	33,881 6,807 5,420	$ $ $	4,937,500 0 0	500,000 0 0	$ $ $	5,319 7,249 4,996
James C. Peters(5) President & Chief Operating Officer	2001 2000 1999	$ $	800,000 361,080 n/a	$ $	474,981 3,600,000 n/a	$ $	6,541 5,426 n/a	$ $	0 6,737,500 n/a	0 800,000 n/a	$ $	7,733 50,291 n/a
Barry S. Gluck Senior Vice President & General Merchandising Manager	2001 2000 1999	$ $ $	455,724 439,000 408,313	$ $ $	229,231 131,126 251,838	$ $ $	1,427 3,390 2,699	$ $ $	350,010 1,092,094 476,438	20,000 36,000 24,000	$ $ $	5,490 5,993 6,164
Irene A. Jamieson Senior Vice President & General Merchandising Manager	2001 2000 1999	$ $ $	454,708 437,999 407,313	$ $ $	228,730 130,829 251,226	$ $ $	6,980 7,079 3,613	$ $ $	275,019 794,250 736,313	20,000 36,000 24,000	$ $ $	5,453 5,683 4,102
Barbara Levy Senior Vice President & General Merchandising Manager	2001 2000 1999	$ $ $	453,708 436,831 406,313	$ $ $	228,228 130,532 250,614	$ $ $	19,605 844 3,365	$ $ $	275,019 794,250 909,563	20,000 36,000 24,000	$ $ $	5,661 5,250 5,078

(1)
Includes all payments of salary and deferred compensation consisting of employee contributions to the Ross Stores, Inc. Employees' Profit Sharing Retirement Plan, a qualified plan under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the "401(k) Plan") and the Ross Stores, Inc. Nonqualified Deferred Compensation Plan (the "Deferred Compensation Plan"), described in footnote 4 below.

(2)
Includes all payments made to those executive officers listed in the above table under the company's Incentive Compensation Plan as described in the Compensation Committee Report on Executive Compensation above. The following bonuses were paid outside of the Incentive Compensation Plan: (i) Mr. Peters: the amount paid in 2000 includes a signing bonus of $3,000,000 and a guaranteed bonus of $469,216, both of which were paid according to the terms of his Employment Agreement with the company. See "Employment Contracts, Termination of Employment and Change in Control Arrangements."

(3)
Under the terms of his Restricted Stock Agreement, dated March 22, 2001, Mr. Balmuth was granted 250,000 shares that vest as follows: 100,000 shares on October 15, 2003 and 150,000 shares on October 15, 2004. Under the terms of his Restricted Stock Agreement, dated August 14, 2000, Mr. Peters was granted 400,000 shares that vest as follows: 125,000 on August 14, 2002, 125,000 shares on August 14, 2003, and 150,000 shares on August 14, 2004. At February 2, 2002, unvested shares of restricted stock were held by: Mr. Balmuth, 450,000 shares with a market value of $15,975,000; Mr. Peters, 400,000 shares with a market value of $14,200,000; Mr. Gluck, 103,222 shares with a market value of $3,664,381; Ms. Jamieson, 105,925 shares with a market value of $3,760,338; and Ms. Levy, 105,925 shares with a market value of $3,760,338. Dividends are payable to all holders of restricted stock at the same rate as paid to all stockholders.

(4)
The company's 401(k) Plan provides that eligible employees generally may contribute by authorizing a pre-tax payroll deduction up to the applicable IRS limit. The Deferred Compensation Plan, in addition to the 401(k) Plan, allows eligible employees to contribute by authorizing a pre-tax payroll deduction of a percentage of their salary—up to 100%. For every dollar up to 3% of salary that an eligible employee contributes through payroll withholding to either the 401(k) Plan or the Deferred Compensation Plan, up to a maximum of 3% of compensation for both Plans combined, or statutory limits (whichever is lower), the company also contributes one dollar. For every dollar over 3% of salary that an eligible employee contributes through payroll withholding to either the 401(k) Plan or the Deferred Compensation Plan, up to a maximum of 5% of compensation for both Plans combined, or statutory limits (whichever is lower), the company also contributes fifty cents—or a maximum total matching contribution of 4% of base salary. The employer contribution for both plans vests immediately. The amounts listed for 2001, 2000 and 1999 for Mr. Balmuth, Mr. Gluck, Ms. Jamieson and Ms. Levy consist of company contributions made for the account of these executive officers under the company's 401(k) Plan and/or the Deferred Compensation Plan. The amount listed for 2000 for Mr. Peters consists of reimbursement and associated tax gross-ups for moving expenses.

(5)
Mr. Peters joined the company effective August 14, 2000. See "Employment Contracts, Termination of Employment and Change in Control Arrangements."

OPTION GRANTS IN LAST FISCAL YEAR

        The following table contains information with respect to the Named Executive Officers concerning the grant of stock options under the company's 1992 Stock Option Plan during fiscal 2001. There are no provisions under the terms of this Plan for the granting of Stock Appreciation Rights (SARs).

	Individual Grants
	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in Fiscal Year(2)			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(4)
			Exercise or Base Price ($/Sh)(1)	Expiration Date(3)
Name and Principal Position					0%	5%	10%
Michael Balmuth Vice Chairman & Chief Executive Officer	500,000	30.1%	$19.75	3/22/11	$0	$6,210,334	$15,738,207
James C. Peters President & Chief Operating Officer	0	0.0%	$19.75	n/a	$0	$0	$0
Barry S. Gluck Senior Vice President & General Merchandising Manager	20,000	1.2%	$19.75	3/22/11	$0	$248,413	$629,528
Irene A. Jamieson Senior Vice President & General Merchandising Manager	20,000	1.2%	$19.75	3/22/11	$0	$248,413	$629,528
Barbara Levy Senior Vice President & General Merchandising Manager	20,000	1.2%	$19.75	3/22/11	$0	$248,413	$629,528

(1)
All options listed in the above table were granted on March 22, 2001. All options were granted with an exercise price equal to the fair market value of the company's common stock as determined by the closing price on the date of grant. The stock option grants made in fiscal 2001 to those executive officers listed in the table vest monthly in increments that increase annually over a three-year period from the date of grant, except for Mr. Balmuth's grant, which vests monthly in increments that increase annually over a four-year period from the date of grant. The Board of Directors has the ability to change the terms of outstanding options. See "Employment Contracts, Termination of Employment and Change in Control Arrangements."

(2)
A total of 1,661,387 shares were granted in the form of non-qualified stock options during fiscal 2001 to all participants in the 1992 Stock Option Plan and the 2000 Equity Incentive Plan. No grants were made to officers of the company under the 2000 Equity Incentive Plan. No incentive stock options were granted during 2001.

(3)
All non-qualified stock option grants made under the 1992 Stock Option Plan and the 2000 Equity Incentive Plan have a term of ten years from the date of grant.

(4)
The dollar amounts under these columns are the result of calculations at 0% and at the assumed 5% and 10% rates mandated by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the company's stock price. The company did not use an alternative formula for a grant date valuation, as the company is not aware of any formula that will determine with reasonable accuracy a present value based on future unknown or volatile factors. No gain to the optionees is possible without an increase in stock price, which will benefit all stockholders commensurably. A zero percent gain in stock price will result in zero dollar gain for the optionee.

AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUE TABLE

        The following table provides information with respect to the Named Executive Officers concerning the exercise of stock options during fiscal 2001 and unexercised options held as of the end of fiscal 2001.

	Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
Name and Principal Position	Number of Shares Acquired on Exercise	Value Realized(1)	Number of Securities Underlying Unexercised Options at Fiscal Year-End Exercisable/Unexercisable(2)	Value of Unexercised In-the-Money Options at Fiscal Year-End Exercisable/Unexercisable(3)
Michael Balmuth Vice Chairman & Chief Executive Officer	471,666	$4,590,117	200,000/458,334	$3,785,000/$7,241,677
James C. Peters President & Chief Operating Officer	100,000	$1,409,068	46,666/653,334	$872,946/$12,221,429
Barry S. Gluck Senior Vice President & General Merchandising Manager	32,000	$515,200	92,777/37,223	$1,772,309/$541,873
Irene A. Jamieson Senior Vice President & General Merchandising Manager	43,998	$848,750	66,777/37,223	$942,327/$541,873
Barbara Levy Senior Vice President & General Merchandising Manager	30,666	$673,183	66,777/37,223	$942,327/$541,873

(1)
The value realized on exercise of the stock option is the difference between the exercise price of the shares exercised and the fair market value of the shares on the date of exercise. For this calculation, the company considers the closing price of the company's common stock on the date of exercise, as reported on the NASDAQ stock market, to be the fair market value of the shares on that date.

(2)
All options granted to the named executive officers were made under the terms of the company's 1992 Stock Option Plan. Stock options granted since March 2000 are exercisable as to vested shares only. Stock options granted prior to March 2000 are exercisable in full as of the date of grant, but any shares acquired are subject to certain vesting restrictions. As a result, a portion of the exercisable shares shown in the table above are unvested and subject to the right of repurchase by the company if exercised before fully vested. Under the terms of these stock option agreements, the company has the right to repurchase all unvested shares at the optionee's exercise price upon termination of the optionee's employment with the company.

(3)
The value of unexercised in-the-money options at the end of the fiscal year is calculated by multiplying the number of exercisable and unexercisable in-the-money shares by the difference between the closing price ($35.55) of Ross Stores, Inc.'s common stock on February 1, 2002 (the last trading date of the fiscal year), as reported on the Nasdaq National Market and the exercise price per share of the shares. A portion of the exercisable shares subject to these options are unvested and subject to repurchase provisions as described in footnote (2) above.

STOCKHOLDER RETURN PERFORMANCE GRAPH

        Set forth below is a line graph comparing the cumulative total stockholder returns for the company's common stock over the last five years with the Standard & Poors 500 Index and the Standard & Poors Retail Composite Index. The comparison graph assumes that the value of the investment in the company's common stock and the comparative indices was $100 on January 31, 1997 and measures the performance of this investment as of the last trading day in the month of January for each of the following five years. These measurement dates are based on the historical month-end data available and may vary slightly from the company's actual fiscal year end date for each period. Data with respect to returns for the Standard & Poors indices is not readily available for periods shorter than one month. The total return assumes the reinvestment of dividends. The graph is a historical representation of past performance only and is not necessarily indicative of future returns to stockholders.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
AMONG ROSS STORES, INC., S&P 500 INDEX AND S&P RETAIL COMPOSITE INDEX

Company/Index	Jan-97	Jan-98	Jan-99	Jan-00	Jan-01	Jan-02
Ross Stores, Inc.	100	159	195	128	217	358
S&P 500 Index	100	127	168	183	182	154
S&P Retail Composite	100	149	249	273	275	299

Compensation of Directors

        During fiscal 2001, directors who were not employees of the company ("non-employee directors") received an annual retainer fee of $31,000 (paid quarterly), plus $1,000 for attendance at each Board meeting and $500 for attendance at each meeting of a committee of the Board. For fiscal 2002, non-employee directors will receive an annual retainer of $32,000 (paid quarterly), plus $1,000 for attendance at each Board meeting and $500 for attendance at each Board committee meeting. If more than one committee meeting is held on the same day, each committee member receives payment for only one committee meeting. In addition, the Chairman of the Audit Committee and the Chairman of the Compensation Committee will receive an additional $5,000 annual retainer. During 2001, the company also provided health benefits for Mr. Orban and his family. Travel expenses are reimbursed. During the term of his consultant agreement, Mr. Ferber has waived his right to the non-employee director's fees. (See below for a discussion of Mr. Ferber's agreement.)

        Non-employee directors are eligible to receive stock options granted automatically under the terms of the company's 1991 Outside Directors Stock Option Plan (the "Directors Plan"). The Directors Plan provides an initial option for 20,000 shares to newly elected directors and an annual option for 4,000 shares to each incumbent director. Mr. Ferber waived his right to receive the initial grant but remains eligible to receive the 4,000 share option granted annually. During fiscal 2001, each of Messrs. Ferber, Higby, Moldaw, Orban, and Seiler and Ms. Garrett were granted an option to purchase 4,000 shares of common stock under the Directors Plan on May 31, 2001, with an exercise price of $23.91, which was the closing price of the company's common stock as reported on the Nasdaq National Market on that date. Mr. Bush was granted an option to purchase 20,000 shares of common stock under the Directors Plan with an exercise price of $29.56, which was the closing price of the company's common stock as reported in the Nasdaq National Market on October 4, 2001, the effective date of his election to the Ross Stores, Inc. Board of Directors.

        Norman A. Ferber.    Mr. Ferber receives certain compensation pursuant to an Independent Contractor Consultancy Agreement ("Consultancy Agreement") with the company that became effective February 1, 2000 and most recently was amended on January 7, 2002. The agreement extends through January 31, 2003 ("Consultancy Termination Date"). While he serves as a consultant to the company, Mr. Ferber receives a consulting fee of $1,100,000 annually, paid in monthly installments, and has voluntarily declined the annual retainer and meeting fees otherwise payable to non-employee directors. Mr. Ferber continues to receive stock option grants under the Directors Plan.

        In the event there is a change in control of the company, Mr. Ferber would be entitled to continued payment of his then current consulting fee through the Consultancy Termination Date or any extension thereof. In the event that Mr. Ferber provides consulting services in connection with a change in control, he will receive a single payment of $1,500,000 upon the consummation of the transaction even if the consummation occurs after the Consultancy Termination Date or any extension thereof. Further, he would be reimbursed for any excise taxes he pays pursuant to Internal Revenue Code Section 4999.

        Additionally, effective February 1, 2000 the company has entered into a Retirement Benefit Package Agreement ("Benefit Agreement") with Mr. Ferber. The Benefit Agreement provides that the company, or its successor, will provide at no cost to Mr. Ferber health and other benefits under the company's plans for Mr. Ferber and his immediate family until the death of both Mr. Ferber and his spouse. In addition, the company will provide all other employee benefits typically offered to executive officers until the death of Mr. Ferber and his spouse. The agreement further states that if, as a result of Mr. Ferber's status as a consultant to the company, he is ineligible to participate in any of the company's employee benefit plans, the payments made under this Benefit Agreement shall be increased to enable Mr. Ferber to procure (to the extent available) such benefits at no additional after tax cost to him. In addition, the Benefit Agreement states that the company will provide administrative support for Mr. Ferber as long as he serves as a member of the company's Board of Directors.

        Stuart G. Moldaw.    In addition to compensation received as a non-employee Board member, Mr. Moldaw receives administrative support and an annual fee of $80,000 for his services as consultant to the company. The company also pays the annual premium of $128,560 on a split dollar life insurance policy, with a face value of $3.5 million. In the most recent fiscal year, $15,027 of the premium was reported as taxable compensation to Mr. Moldaw and approximately $113,533 of the premium was added to the amount refundable to the company upon death or cancellation of the policy. The company also pays the premiums for an executive medical insurance policy for Mr. Moldaw and his spouse. (See also "Certain Transactions.")

Compensation Committee Interlocks and Insider Participation

        Mr. Orban and Mr. Higby served on the Compensation Committee of the Board of Directors for the past fiscal year. There are no interlocking relationships between officers of the company and members of the Compensation Committee.

Employment Contracts, Termination of Employment and Change in Control Arrangements

        Michael Balmuth.    The company and Michael Balmuth, Vice Chairman of the Board and Chief Executive Officer, entered into an employment agreement effective May 31, 2001, with a term that currently runs through January 29, 2005. Upon notice from Mr. Balmuth at specified times, the Board will consider extending the term of the employment agreement for successive two-year periods. The employment agreement provides that Mr. Balmuth will receive an annual salary of not less than $848,000. In the event (i) Mr. Balmuth's employment involuntarily terminates due to disability; (ii) the company terminates his employment without cause; or (iii) he resigns for good reason, Mr. Balmuth would be entitled to continued payment of his then current salary, including an annual bonus, through the remaining term of the employment agreement; all stock options held by Mr. Balmuth would become fully vested; and he would be entitled to certain restricted shares which would be vested pro rata as of the date of his termination based upon vesting in equal monthly installments from the date of grant. In the event Mr. Balmuth resigns voluntarily, other than for good reason, or his employment is terminated for cause, he would be entitled to payment of salary through the termination date and any bonus that was fully earned prior to the termination date; vesting of stock options would cease as of the termination date; and any unvested restricted stock would be automatically reacquired by the company. In addition, the company will provide at no cost to Mr. Balmuth and his spouse health and other benefits under the company's benefit plans until their respective deaths, contingent upon Mr. Balmuth remaining employed through the term of his employment agreement, unless his termination occurs due to disability, or is without good cause or for good reason.

        In the event there is a change in control of the company, the term of the employment agreement will continue until the later of (a) the Remaining Term (as defined below) or (b) the expiration of any extension to the employment agreement. Mr. Balmuth would be entitled to continued payment of his then current salary and annual bonus. In addition to these payments, Mr. Balmuth would receive $1,500,000 per year payable with his salary for two years after the effective date of the change in control ("Remaining Term"). Further, all restricted stock held by Mr. Balmuth would become fully vested. All unvested stock options would either be assumed by the acquiring or successor corporation or become fully vested as described below. If within one year following a change in control of the company, Mr. Balmuth's employment is terminated either by the company without cause or he resigns for good reason, in addition to those compensation benefits listed above, Mr. Balmuth would be entitled to a lump sum payment equal to the product of (a) the sum of (i) his then current salary plus (ii) the greater of the most recent bonus paid to him or the target bonus for the fiscal year in which such termination occurs, and (b) the greater of two or the number of years remaining under the term of his employment agreement. Additionally, in both of the above situations, he would be reimbursed for any excise taxes he pays pursuant to Internal Revenue Code Section 4999.

        James C. Peters.    The company and James C. Peters, President and Chief Operating Officer, entered into an employment agreement as of August 14, 2000, with a term that expires on July 31, 2004. The employment agreement provides that Mr. Peters will receive an annual salary of not less than $775,000. The employment agreement also provided for a signing bonus in the amount of $3,000,000 that was payable on the effective date of the agreement and a guaranteed bonus in the amount of $600,000 for fiscal 2000 that was paid in March 2001. In the event (i) Mr. Peters' employment involuntarily terminates due to disability; (ii) the company terminates his employment without cause; or (iii) he resigns for good reason, Mr. Peters would be entitled to continued payment of his then current salary, including an annual bonus, through the remaining term of the employment agreement; all stock options held by Mr. Peters would become fully vested; and he would be entitled to certain restricted shares which would be vested pro rata as of the date of his termination based upon vesting in equal monthly installments from the date of grant. In the event Mr. Peters resigns voluntarily, other than for good reason, or his employment is terminated for cause, he would be entitled to payment of salary through the termination date and any bonus that was fully earned prior to the termination date; vesting of stock options would cease as of the termination date; and any unvested restricted stock would be automatically reacquired by the company.

        In the event there is a change in control of the company, the term of the employment agreement will continue until the later of (a) the Remaining Term (as defined below) or (b) the expiration of any extension to the employment agreement. Mr. Peters would be entitled to continued payment of his then current salary and annual bonus. In addition to these payments, Mr. Peters would receive $1,500,000 per year payable with his salary for two years after the effective date of the change in control ("Remaining Term"). Further, all restricted stock held by Mr. Peters would become fully vested. All unvested stock options would either be assumed by the acquiring or successor corporation or become fully vested as described below. If within one year following a change in control of the company, Mr. Peters' employment is terminated either by the company without cause or he resigns for good reason, Mr. Peters would be entitled to a lump sum payment equal to the product of (a) the sum of (i) his then current salary plus (ii) the greater of the most recent bonus paid to him or the target bonus for the fiscal year in which such termination occurs, and (b) the greater of two or the number of years remaining under the term of his employment agreement. Additionally, in both of the above situations, he would be reimbursed for any excise taxes he pays pursuant to Internal Revenue Code Section 4999.

        Barry S. Gluck, Irene A. Jamieson and Barbara Levy.    The company entered into employment agreements with certain of its Senior Vice Presidents and General Merchandising Managers—Barry S. Gluck, Irene A. Jamieson and Barbara Levy—on April 1, 2000. These agreements were subsequently amended effective April 1, 2002. The terms are the same for each employment agreement, unless otherwise noted. Each of the employment agreements extends through March 31, 2006. The agreements with Mr. Gluck, Ms. Jamieson and Ms. Levy provide that each will receive an annual salary of not less than $466,500. In the event (i) the officer's employment involuntarily terminates due to disability; (ii) the company terminates his or her employment without cause; or (iii) he or she resigns for good reason, the officer would be entitled to continued payment of his or her then current salary, including an annual bonus, through the remaining term of the employment agreement, and all stock options held by the officer would become fully vested. He or she also would be entitled to certain restricted shares which would be vested pro rata as of the date of his termination based upon vesting in equal monthly installments from the date of grant.

        In the event there is a change in control of the company, the term of each officer's employment agreement will continue until the later of (a) the Remaining Term (as defined below) or (b) the expiration of any extension to the employment agreement. The officer would be entitled to continued

payment of his or her then current salary and annual bonus. In addition to these payments, the officer would receive $750,000 per year payable with his or her salary for two years after the effective date of the change in control ("Remaining Term"). Further, all restricted stock held by the officer would become fully vested. All unvested stock options would either be assumed by the acquiring or successor corporation or become fully vested as described below. If within one year following a change in control of the company, the officer's employment is terminated either by the company without cause or he or she resigns for good reason, the officer would be entitled to a lump sum payment equal to the product of (a) the sum of (i) his or her then current salary plus (ii) the greater of the most recent bonus paid to him or her or the target bonus for the fiscal year in which such termination occurs, and (b) the greater of two or the number of years remaining under the terms of his employment agreement. In addition, the officer would be entitled to continuation of health and estate planning benefits for two years following his or her termination. Additionally, in both of the above situations, the officer would be reimbursed for any excise taxes he or she pays pursuant to Internal Revenue Code Section 4999.

        Participants in the Restricted Stock Plan and Option Plan.    Under the terms of the individual agreements for each participant in the company's Restricted Stock Plan and Option Plan, each employee, including executive officers, is entitled only to those shares vested as of the date of termination. However, the company's Board of Directors generally has the discretion to accelerate vesting or change other terms of an outstanding agreement. In the event of certain merger or acquisition transactions which result in a change in control of the company, any unvested shares of restricted stock automatically become vested shares, and the company's Board of Directors must either accelerate vesting of all outstanding stock options or arrange for the options to be assumed by the acquiring or successor corporation.

Certain Transactions

        On August 11, 2000, the company made an interest-free relocation loan of $2,500,000 to Mr. Peters, secured by a deed of trust on his principal residence. All outstanding principal under the loan is due and payable on the earliest to occur of (i) July 31, 2008, (ii) 120 days following any termination of Mr. Peters' employment with the company, or (iii) any sale, transfer or hypothecation of all or any part of the property referenced in the deed of trust.

        The company purchased $1.1 million of children's apparel at fair market value from The Gymboree Corporation in 2001. Stuart G. Moldaw, Chairman Emeritus of the company, is also Chairman of the Board of The Gymboree Corporation.

        The company's Insider Trading Policy was amended in fiscal 2001 to permit the use of Rule 10b5-1 selling plans by directors and executive officers of the company.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires the company's directors, executive officers and holders or more than 10% of the Common Stock to file with the Securities and Exchange Commission reports regarding their ownership and changes in ownership of company Common Stock. The company believes that during fiscal 2001, its executive officers, directors and 10% stockholders complied with all Section 16(a) filing requirements with the exception of a late Form 4 filing relating to one transaction by Lawrence M. Higby, a member of the Board of Directors.

PROPOSAL 1
ELECT CLASS I DIRECTORS

        If elected, each nominee will hold office for a three-year term or until his successor is elected and qualified unless he resigns or his office becomes vacant by death, removal, or other cause in accordance with the Bylaws of the company. Management knows of no reason why any of these nominees should be unable or unwilling to serve, but if any nominee(s) should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person(s) for the office of director as management may recommend in the place of such nominee(s).

Vote Required and Board of Directors' Recommendation

        The plurality of the votes cast by the shares of common stock present or represented by proxy and voting at the Annual Meeting will determine the election of the directors. Therefore, the three nominees receiving the highest number of votes will be elected. Abstentions and broker non-votes will be counted as present in determining if a quorum is present but will not affect the election of directors.

The Board of Directors unanimously recommends that the stockholders vote FOR the three Class I nominees listed under "Information Regarding Nominees and Incumbent Directors."

PROPOSAL 2

APPROVE AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO
INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

Background

        Under Delaware law, the company may only issue shares of Common Stock to the extent such shares have been authorized for issuance under the company's Certificate of Incorporation ("Certificate"). The Certificate currently authorizes the issuance by the company of up to 170,000,000 shares of Common Stock, $0.01 par value. However, as of March 29, 2002, 79,100,570 shares of the company's Common Stock were issued and outstanding and 12,494,020 unissued shares of Common Stock were reserved for issuance under the company's equity compensation plans, leaving 78,405,410 shares of Common Stock unissued and unreserved. In order to ensure sufficient shares of Common Stock will be available for issuance by the company, the Board of Directors on March 21, 2002 approved, subject to stockholder approval, amending the company's Certificate of Incorporation to increase the number of shares of such Common Stock authorized for issuance from 170,000,000 to 300,000,000.

Purpose and Effect of the Amendment

        The principal purpose of the proposed amendment to the Certificate is to authorize additional shares of Common Stock which will be available in the event the Board of Directors determines that it is necessary or appropriate to permit future stock dividends or stock splits, to raise additional capital through the sale of equity securities, to acquire another company or its assets, to establish strategic relationships with corporate partners, provide equity incentives to employees and officers or other corporate purposes. The company declared and paid two-for-one stock dividends in March 1997 and September 1999. The Board of Directors has no current intention to split the outstanding Common Stock by declaring a stock dividend, and the declaration and payment of such a stock dividend by the Board would be contingent upon several factors, including the market price of the company's stock, the company's expectations about future performance, and the company's beliefs about general stock market trends. The availability of additional shares of Common Stock is particularly important in the event that the Board of Directors needs to undertake any of the foregoing actions on an expedited basis and thus to avoid the time and expense of seeking stockholder approval in connection with the contemplated issuance of Common Stock. The Board of Directors has no present agreement, arrangement or intention to issue any of the shares for which approval is sought. If the amendment is approved by the stockholders, the Board of Directors does not intend to solicit further stockholder approval prior to the issuance of any additional shares of Common Stock, except as may be required by applicable law.

        The increase in authorized Common Stock will not have any immediate effect on the rights of existing stockholders. However, the Board will have the authority to issue authorized Common Stock without requiring future stockholder approval of such issuances, except as may be required by applicable law. To the extent that additional authorized shares are issued in the future, they may decrease the existing stockholders' percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the existing stockholders. The holders of Common Stock have no preemptive rights and the Board of Directors has no plans to grant such rights with respect to any such shares.

        The increase in the authorized number of shares of Common Stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the company without further action by the stockholders. Shares of authorized and unissued Common Stock could, within the limits imposed by applicable law, be issued in one or more transactions which would make a change in control of the company more difficult, and therefore less likely. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of Common Stock and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company.

        The Board of Directors is not currently aware of any attempt to take over or acquire the company. While it may be deemed to have potential anti-takeover effects, the proposed amendment to increase the authorized Common Stock is not prompted by any specific effort or takeover threat currently perceived by management.

        If the proposed amendment is approved by the stockholders, Article Fourth (A) of the company's Certificate of Incorporation will be amended to read as follows:

  A.
  Capitalization. The total number of shares of all classes of stock which the Corporation will have authority to issue is Three Hundred Four Million (304,000,000), consisting of

  1.
  Four Million (4,000,000) shares of Preferred Stock, par value one cent ($.01) per share (the "Preferred Stock"); and

  2.
  Three Hundred Million (300,000,000) shares of Common Stock, par value one cent ($.01) per share (the "Common Stock").

        The additional shares of Common Stock to be authorized pursuant to the proposed amendment will have a par value of $.01 per share and be of the same class of Common Stock as is currently authorized under the Certificate. The company does not have any current intentions, plans, arrangements, commitments or understandings to issue any shares of its capital stock except in connection with its existing stock option and purchase plans and as stock dividends to holders of outstanding stock.

Vote Required and Board of Directors' Recommendation

        The affirmative vote of a majority of the shares of outstanding Common Stock is required for approval of this proposal. Abstentions and broker non-votes will be counted as present for purposes of determining if a quorum is present. Abstentions and broker non-votes will have the same effect as a negative vote on this proposal.

The Board of Directors unanimously recommends that the stockholders vote FOR approval of the Amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock from 170,000,000 to 300,000,000 shares.

PROPOSAL 3

RATIFY APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

        The Board of Directors, upon the recommendation of the company's Audit Committee, has appointed Deloitte & Touche LLP as the independent certified public accountants for the company for the fiscal year ending February 1, 2003. It is anticipated that a representative of Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she so desires.

Vote Required and Board of Directors' Recommendation

        The affirmative votes of a majority of the shares of common stock present or represented by proxy and voting at the Annual Meeting is required for approval of this proposal. Abstentions and broker non-votes each will be counted as present in determining if a quorum is present, but will not be counted as having been voted on this proposal.

The Board of Directors unanimously recommends that the stockholders vote FOR approval of the ratification of the appointment of Deloitte & Touche LLP as the company's independent certified public accountants for the fiscal year ending February 1, 2003.

PROXY SOLICITATION

        The cost of solicitation of proxies will be borne by the company. The company has retained D. F. King & Co., Inc. to assist in soliciting proxies by mail, telephone and personal interview for a fee of approximately $5,000 plus expenses. Management may use the services of its directors, officers and others to solicit proxies, personally or by telephone. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the stock held of record by such persons, and the company may reimburse them for reasonable out-of-pocket expenses incurred by them in so doing.

TRANSACTION OF OTHER BUSINESS

        At the date of this Proxy Statement, the only business which management intends to present or knows that others will present at the Annual Meeting is as set forth above. If any other matter or matters are properly brought before the Annual Meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying Proxy to vote the Proxy on such matters in accordance with their best judgment.

STOCKHOLDER PROPOSALS TO BE PRESENTED
AT NEXT ANNUAL MEETING

        Proposals of stockholders intended to be presented at the next annual meeting of stockholders of the company (1) must be received by the company at its offices at 8333 Central Avenue, Newark, California 94560-3433 no later than December 26, 2002 and (2) must satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the company's Proxy Statement for that meeting.

By Order of the Board of Directors,

John G. Call Corporate Secretary

Dated: April 25, 2002

PROXY

ROSS STORES, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Michael Balmuth and John G. Call, and either of them, as attorneys of the undersigned with full power of substitution, to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Ross Stores, Inc., to be held on May 23, 2002 at 11:00 a.m. PDT, at the Stanford Park Hotel, 100 El Camino Real, Menlo Park, California, and at any continuation or adjournment thereof, with all powers which the undersigned might have if personally present at the meeting.

        WHERE NO CONTRARY CHOICE IS INDICATED BY THE STOCKHOLDER, THIS PROXY, WHEN RETURNED, WILL BE VOTED FOR SUCH NOMINEES AND PROPOSALS AND WITH DISCRETIONARY AUTHORITY UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND
RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

YOUR VOTE IS IMPORTANT TO THE COMPANY

- FOLD AND DETACH HERE -

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSALS:	Please mark your votes as indicated in this example	☒
	FOR all nominees listed (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed		FOR	AGAINST	ABSTAIN
Proposal 1. To elect three Class I Directors for a three-year term as proposed in the accompanying Proxy Statement.	☐	☐	Proposal 2. To approve an Amendment to the Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock from 170,000,000 to 300,000,000.	☐	☐	☐
				FOR	AGAINST	ABSTAIN
01 Stuart G. Moldaw 02 George P. Orban 03 Donald H. Seiler			Proposal 3. To ratify the appointment of Deloitte & Touche LLP as the company's independent certified public accountants for the fiscal year ending February 1, 2003.	☐	☐	☐
INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below			Proposal 4. To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

The undersigned hereby acknowledges receipt of: (a) Notice of Annual Meeting of Stockholders dated April 25, 2002; (b) the accompanying Proxy Statement; and (c) the Annual Report to Stockholders for the fiscal year ended February 2, 2002 and hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this Proxy and by filing this Proxy with the Secretary of the Corporation, gives notice of such revocation.

Signature(s)____________________________________________________________________________________________________	Date________________________, 2002
Please sign exactly as your name(s) appear(s) on your stock certificate. If shares of stock are held of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the Proxy. If shares of stock are held of record by a corporation, the Proxy should be signed by the President or Vice President or the Secretary or Assistant Secretary. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased stockholder should give their full titles.

- FOLD AND DETACH HERE -

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TABLE OF CONTENTS
PROXY SOLICITATION
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
INFORMATION REGARDING NOMINEES AND INCUMBENT DIRECTORS
ROSS STORES, INC. BOARD OF DIRECTORS AUDIT COMMITTEE REPORT
COMPENSATION AND OTHER TRANSACTIONS WITH OFFICERS AND DIRECTORS
STOCKHOLDER RETURN PERFORMANCE GRAPH
Compensation of Directors
Compensation Committee Interlocks and Insider Participation
Employment Contracts, Termination of Employment and Change in Control Arrangements
Certain Transactions
Section 16(a) Beneficial Ownership Reporting Compliance
PROPOSAL 1 ELECT CLASS I DIRECTORS
PROPOSAL 2 APPROVE AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
PROPOSAL 3 RATIFY APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS